                                                                    EXHIBIT 21.1

                     SUBSIDIARIES OF FOUNDRY NETWORKS, INC.


            Name                               Jurisdiction of Registration
            ----                               ----------------------------

Foundry Networks International Inc.                  Barbados
Foundry Networks Ltd.                                United Kingdom
Foundry Networks GmbH                                Germany
Foundry Networks France SARL                         France
Foundry Networks Singapore, PTE Ltd.                 Singapore
Foundry Networks BV                                  Netherlands
Foundry Networks Canada Co.                          Canada
Foundry Networks Italia SRL                          Italy
Foundry Networks Japan KK                            Japan
Foundry Networks do Brazil Ltda.                     Brazil
Foundry Networks Holding Co.                         Delaware, U.S.A